Exhibit No. 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice: 804/443-8423
July 18, 2008	Fax: 804/445-1047
For Immediate Release

Eastern Virginia Bankshares Announces Earnings, Declares Dividend

Tappahannock, VA.- Eastern Virginia Bankshares (NASDAQ:EVBS) today reported second quarter and six month earnings and announced a dividend declaration.

Based on its concerns for the economic forecast and the current nationwide credit crisis, the Company deemed it prudent to divert income to the Loan Loss Reserve. It added $1.3 million to the Reserve in the quarter ended March 31, 2008 and $1.75 million year to date, compared to $150 thousand and $303 thousand for the corresponding periods in 2007.

The Company reported net income of $1.3 million for the second quarter of 2008 as the sharp decline in interest rates and the $1.15 million increase in the loan loss reserve created a 45.8% decline when compared with $2.3 million for the second quarter of 2007. Net interest income for the quarter was $8.2 million compared to $8.3 million in the second quarter 2007. The quarterly earnings were aided by a $23.9 million increase in loan balances. However, the re-pricing impact, caused by loans re-pricing quickly while deposit re-pricing lags, could not be over come by the volume change. Earnings per share decreased $0.17 to $0.21 compared to $0.38 for the same quarter in 2007. Noninterest income increased 30.9% as a result of strong growth in deposit fees and card fees and a $254 thousand in gains from asset sales. Noninterest expense was up 10.7% compared to 2007, primarily from branch expansion, especially the addition of the two branches purchased from Millennium late in the first quarter of 2008.

For the six months ended, June 30, 2008, net income was $3.9 million, a decline of 11.2% or $497 thousand compared to $4.4 million for the same six month period in 2007. Net interest income increased $63 thousand, or less than 1% for the six months ended June 30, 2008 as interest income increased $1.5 million and interest expense increased $1.4 million. Net interest income for the first six months of the year was affected by the re-pricing impact mentioned above. Provision for loan loss for the six months ended June 30, 2008 increased $1.45 million. Noninterest income including extraordinary items increased 62.5%, or $1.8 million compared to the same six month period in 2007. Extraordinary items totaled $1.0 million consisting of a pension curtailment gain of $1.3 million and an impairment charge of securities of $300 thousand. Noninterest income excluding extraordinary items increased $737 thousand, or 26.1% to $3.6 million for the six months ended June 30, 2008. Noninterest expense increased $1.0 million, or 7.9% from $12.7 million in the first six months of 2007 to $13.7 million for the same period in 2008. Of this increase, $457 thousand, or 45.6%, represents new expenses related to the three new branches put in operation since late 2007. Without these expenses, noninterest expense increased in various categories related to normal growth. With the expected re-pricing of a significant volume of certificates of deposit later this year and barring any other major economic events, management believes our core earnings structure is on target for the rest of the year.

The Company has not been immune to the economic recession which has impacted our asset quality. The slow real estate market has impacted our ability to turn over OREO and nonaccrual loans as quickly as we have in the past. This has resulted in an increase in our nonperforming loans and a higher number of past due loans in all categories since the end of 2007. Nonperforming assets at June 30, 2008 were $5.5 million compared to $2.9 million at year end 2007 and $2.2 million at June 30, 2007. We continue to work with our customers to develop win – win solutions.

On a linked quarter basis, net income decreased $1.4 million or 53.1%, primarily from a decrease in extraordinary income and an increase in provision for loan loss expense of $850 thousand. Net interest income increased $34 thousand as loan income increased $190 thousand and income from investments and fed funds sold increased $78 thousand, while interest expense increased $234 thousand on a $302 thousand increase in deposit interest and a $68 thousand decline in long term debt and fed funds purchased expense. Noninterest income, excluding extraordinary items in the prior quarter, was up $305 thousand, fueled by a $250 thousand increase in LLC income, gain on disposal of fixed assets, card fees and deposit fees. Noninterest expense rose $464 thousand, most of which was the result of the added costs from the two new branches. Net interest margin is down 25 basis points from 3.84% for the first quarter of 2008 to 3.59% for the second quarter of 2008. We anticipate approximately $175 million of certificates of deposit repricing downward an estimated 135 basis points in the last four months of 2008 with a projected increase in net interest margin. The balance sheet is moving to a more liability sensitive position as we move into the second half of the year.

President and CEO Joe A. Shearin stated, “Current weaknesses in our economy are reflected in our earnings report. As we respond to recessionary pressures, we are taking a conservative approach to asset management by increasing our loan loss provision substantially to prepare for any potential deterioration in the loan portfolio.

The increased reserve allocation, coupled with a declining rate environment, presents challenges to our bank and the banking community as a whole. Managing interest margin in this sharply falling rate environment is difficult as rate adjustments are made immediately on the loan side of the balance sheet, but deposit adjustments normally lag. However, we see an opportunity to bridge the rate gap as a substantial segment of our time deposits mature later this year, giving us the opportunity to reprice them at lower rates.

I am pleased to announce that the Board of Directors declared a dividend of $0.16 per share payable on August 15, 2008 to stockholders of record as of August 1, 2008.”

The Company’s return on average equity (ROE) and return on average assets (ROA) were 5.57% and 0.50%, respectively, for the quarter ended June 30, 2008, compared to 10.27% and 1.07%, respectively for the quarter ended June 30, 2007. For the six months ended June 30, 2008, the Company’s return on average equity (ROE) and return on average assets (ROA) were 8.64% and 0.81%, respectively, compared to 9.97% and 1.03%, respectively for the six months ended June 30, 2007.

Total assets increased by $145.6 million, compared to one year ago, reaching a record level of $1.03 billion at June 30, 2008. This growth was a combination of internal growth and the addition of over $48 million in loans from the Millennium acquisition in the first quarter of 2008. Average loans were $746.8 million for the six months ended June 30, 2008 up 12.3% compared to $665.3 million for the same six month period in

2007. Average securities for the first half of 2008 were $160.3 million compared to $129.2 million for same period in 2007. Average deposits for the first six months of 2008 were $723.1 million an increase of 10.2% compared to $656.2 million for the same six month period in 2007. Total average earning assets for the six months ended June 30, 2008 were $910.3 million, an increase of $96.9 million from $813.4 million for the same period in 2007. The increases in loans and deposits were buoyed by our purchased branches in mid March 2008.

Eastern Virginia Bankshares, the parent company for EVB, operates 25 retail branches located in the counties of Caroline, Essex, Gloucester, Hanover, Henrico, King William, Lancaster, Middlesex, New Kent, Northumberland, Southampton, Surry and Sussex and the City of Colonial Heights. The Company’s stock trades on the NASDAQ Global Market System under the symbol EVBS.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•

changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;

•	changes in the interest rates affecting our deposits and our loans;

•	the strength of the economy in our target market area, as well as general economic, market, or business conditions;

•	an insufficient allowance for loan losses as a result of inaccurate assumptions;

•	the loss of any of our key employees;

•

changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;

•	our ability to manage growth;

•	our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;

•	our ability to assess and manage our asset quality;

•	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;

•	our ability to maintain internal control over financial reporting;

•	our ability to raise capital as needed by our business;

•

our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;

•	changes in laws, regulations and the policies of federal or state regulators and agencies; and

•	other circumstances, many of which are beyond our control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

	Three months Ended		Six months Ended
Selected Financial Information	June 30,		June 30,
(dollars in thousands, except per share data)	2008	2007	2008	2007
Income Statements
Interest income	$15,031	$14,374	$29,794	$28,289
Interest expense	6,792	6,107	13,350	11,908

Net interest income	8,239	8,267	16,444	16,381
Provision for loan losses	1,300	150	1,750	303

Net interest income after provision	6,939	8,117	14,694	16,078
Service charges on deposits	1,016	907	1,981	1,737
Other noninterest income	370	377	732	749
Debit/ credit card fees	292	193	548	338
Gain on securities available for sales	2	—	44	—
Impairment - securities	—	—	(300)	—
Actuarial gain - pension curtailment	—	—	1,328	—
Gain (loss) on sale of OREO, fixed assets and LLC	254	2	258	2

Noninterest income	1,934	1,479	4,591	2,826
Salaries and benefits	3,887	3,516	7,576	7,180
Occupancy and equipment	1,156	1,029	2,247	2,039
Other noninterest expense	2,016	1,829	3,831	3,433

Noninterest expense	7,059	6,374	13,654	12,652
Income tax expense	560	905	1,705	1,829

Net income	$1,254	$2,317	$3,926	$4,423
Earnings per share: basic	$0.21	$0.38	$0.67	$0.73
diluted	$0.21	$0.38	$0.67	$0.73

Selected Ratios
Return on average assets	0.50%	1.07%	0.81%	1.03%
Return on average equity	5.57%	10.27%	8.64%	9.97%
Net interest margin	3.59%	4.11%	3.71%	4.11%

Balance Sheets at Period End
Loans, net of unearned interest	$—	$—	$790,058	$682,799
Total assets	—	—	1,027,499	881,903
Deposits	—	—	769,558	659,829
Other borrowings	—	—	162,167	117,074
Shareholders’ equity	—	—	86,559	90,559
Book value per share	—	—	14.74	14.87

Average Balance Sheets for the Quarter and year to date
Loans, net of unearned interest	$773,580	$675,107	746,752	665,276
Total assets	1,007,949	871,665	969,654	864,528
Deposits	760,319	658,386	723,097	656,161
Other borrowings	148,469	111,982	147,110	108,222
Shareholders’ equity	90,521	90,527	91,333	89,506

Asset Quality at Period End
Allowance for loan losses	$—	$—	9,711	7,205
Nonperforming assets	—	—	5,482	2,168
Net charge-offs	—	—	415	149
Net charge-offs to average loans	—	—	0.11%	0.05%
Loan loss reserve % of total loans	—	—	1.23%	1.06%
Nonperforming assets % of total loans & OREO	—	—	0.69%	0.32%

Other Information
Number of shares outstanding - period end	5,873,592	6,094,661	5,873,592	6,094,661
Average shares outstanding - basic	5,870,673	6,092,168	5,890,048	6,089,030
Average shares outstanding - diluted	5,872,351	6,100,059	5,891,886	6,097,524